EXHIBIT 99.2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To VeloCom Inc.:

We have audited the accompanying consolidated balance sheets of VeloCom Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit), mandatorily redeemable, convertible preferred stock and cash flows for the periods from April 29, 1998 (inception) through December 31, 1998 and for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VeloCom Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the periods from April 29, 1998 (inception) through December 31, 1998 and for the years ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Denver, Colorado
April 3, 2001, (except with respect to the matters
discussed in Note 12, as to which the
date is December 5, 2001)

VELOCOM INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share data)

	As of		As of
	December 31,		September 30,

	1999	2000	2001

			(unaudited)
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$24,745	$107,166	$32,244

Restricted cash	1,913	619	150

Short term investments	—	—	25,006

Net assets held for sale	7,828	—	—

Receivable from affiliates	1,063	2,202	—

Other receivables	—	3	413

Other current assets, discontinued operations	836	1,902	1,230

Total current assets	36,385	111,892	59,043

INVESTMENT IN AFFILIATES	69,101	41,879	—

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $45, $219 and $388, respectively	412	988	707

OTHER NONCURRENT ASSETS	3,596	5,291	7,389

OTHER NONCURRENT ASSETS, discontinued operations	48,043	75,134	28,980

Total assets	$157,537	$235,184	$96,119

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:

Accounts payable	$4,918	$917	$455

Convertible debt, plus accrued interest	—	—	179,560

Other current liabilities	—	—	138

Other current liabilities, discontinued operations	7,720	30,026	29,834

Accrued liabilities	30	2,839	146

Total current liabilities	12,668	33,782	210,133

LONG TERM LIABILITIES:

Other long term liabilities	—	123	—

Convertible debt, plus accrued interest	—	18,291	—

Deferred tax liability, discontinued operations	12,535	12,065	—

Total liabilities	25,203	64,261	210,133

CONVERTIBLE PREFERRED STOCK, 105,921,577 shares authorized, mandatorily redeemable, $.0001 par value:

Series A, $3.00 per share redemption value, 31,000,000 shares authorized; 30,706,333 (1999, 2000 and 2001) issued and outstanding	92,103	92,106	92,108

Series B/B-1, $6.00 per share redemption value, 49,146,577 shares authorized; 7,657,073 (1999) and 42,499,999 (2000 and 2001) shares issued and outstanding	45,194	250,500	251,322

Series C, $10.00 per share redemption value, 5,150,000 shares authorized; none (1999) and 5,102,000 (2000 and 2001) shares issued and outstanding	—	50,979	50,987

Series D, $8.00 per share redemption value, 20,625,000 shares authorized; none (1999) and 7,762,500 (2000 and 2001) shares issued and outstanding	—	62,100	62,100

COMMITMENTS AND CONTINGENCIES (Notes 7 and 12)

STOCKHOLDERS’ DEFICIT:

Common stock, $.0001 par value, 166,046,577 shares authorized; 11,283,826 (1999) and 11,356,325 (2000 and 2001) shares issued and outstanding	1	1	1

Additional paid-in capital	27,040	27,093	26,261

Other cumulative comprehensive income (loss)	214	(4,301)	(11,363)

Accumulated deficit	(32,218)	(307,555)	(585,430)

Total stockholders’ deficit	(4,963)	(284,762)	(570,531)

Total liabilities and stockholders’ deficit	$157,537	$235,184	$96,119

The accompanying notes are an integral part of these consolidated financial statements.

VELOCOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands)

	April 29, 1998	For the	For the	For the Nine	For the Nine
	(Inception) to	Year Ended	Year Ended	Months Ended	Months Ended
	December 31,	December 31,	December 31,	September 30,	September 30,
	1998	1999	2000	2000	2001

				(unaudited)	(unaudited)
OPERATING COSTS AND EXPENSES:

General and administrative expense	$913	$6,301	$11,259	$6,960	$8,991

Depreciation and amortization expense	1	44	190	81	204

Operating loss	(914)	(6,345)	(11,449)	(7,041)	(9,195)

OTHER INCOME (EXPENSE):

Interest income	70	1,074	4,135	3,105	3,048

Interest expense	—	(87)	(252)	—	(19,112)

Other	—	—	61	54	(13)

Share in results of affiliates	—	(23,721)	(244,752)	(159,658)	(205,625)

Loss from continuing operations	(844)	(29,079)	(252,257)	(163,540)	(230,897)

DISCONTINUED OPERATIONS:

Loss from operations	—	(2,295)	(23,080)	(14,612)	(16,918)

Loss on disposal, net of deferred tax benefit of $12,065	—	—	—	—	(30,060)

Loss from discontinued operations	—	(2,295)	(23,080)	(14,612)	(46,978)

NET LOSS	$(844)	$(31,374)	$(275,337)	$(178,152)	$(277,875)

The accompanying notes are an integral part of these consolidated financial statements.

VELOCOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(amounts in thousands except share data)

				Other
				Cumulative
	Common Stock		Additional	Comprehensive		Total
			Paid-in	Income	Accumulated	Comprehensive
	Shares	Amounts	Capital	(Loss)	Deficit	Income (Loss)	Total

April 29, 1998 (Inception)	—	$—	$—	$—	$—	$—	$—

Common stock issued for cash	3,155,000	—	3,155	—	—	—	3,155

Net loss	—	—	—	—	(844)	(844)	(844)

BALANCES, December 31, 1998	3,155,000	—	3,155	—	(844)	$(844)	2,311

Common stock issued for cash	531,948	—	1,121	—	—	—	1,121

Common stock issued for services	18,138	—	54	—	—	—	54

Common stock issued for cash and net assets acquired	7,578,740	1	22,736	—	—	—	22,737

Accretion of mandatorily redeemable preferred stock to redemption value	—	—	(26)	—	—	—	(26)

Change in cumulative translation adjustment	—	—	—	214	—	214	214

Net loss	—	—	—	—	(31,374)	(31,374)	(31,374)

BALANCES, December 31, 1999	11,283,826	1	27,040	214	(32,218)	$(31,160)	(4,963)

Exercise of stock options for cash	72,499	—	210	—	—	—	210

Accretion of mandatorily redeemable preferred stock to redemption value	—	—	(714)	—	—	—	(714)

Issuance of warrant in connection with Series B preferred stock offering	—	—	557	—	—	—	557

Change in cumulative translation adjustment	—	—	—	(4,515)	—	(4,515)	(4,515)

Net loss	—	—	—	—	(275,337)	(275,337)	(275,337)

BALANCES, December 31, 2000	11,356,325	1	27,093	(4,301)	(307,555)	$(279,852)	(284,762)

Accretion of mandatorily redeemable preferred stock to redemption value	—	—	(832)	—	—	—	(832)

Change in cumulative translation adjustment	—	—	—	(7,062)	—	(7,062)	(7,062)

Net loss	—	—	—	—	(277,875)	(277,875)	(277,875)

BALANCES, September 30, 2001 (unaudited)	11,356,325	$1	$26,261	$(11,363)	$(585,430)	$(284,937)	$(570,531)

The accompanying notes are an integral part of these consolidated financial statements.

VELOCOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE, CONVERTIBLE

PREFERRED STOCK
(amounts in thousands except share and per share data)

	Series A		Series B/B-1

	Shares	Amounts	Shares	Amounts

Balances, December 31, 1998	—	$—	—	$—

Preferred stock issued for cash at $3.00 per share on January 26, 1999, net	2,333,334	6,982	—	—

Preferred stock issued for cash at $3.00 per share on March 15, 1999	7,666,666	23,000	—	—

Preferred stock issued for cash at $3.00 per share on May 7, 1999	4,998,138	14,994	—	—

Preferred stock issued for services at $3.00 per share on May 7, 1999	1,862	5	—	—

Preferred stock issued for cash and net assets acquired, valued at $3.00 per share on September 27, 1999	15,706,333	47,119	—	—

Preferred stock issued for cash at $6.00 per share on December 6, 1999, net	—	—	7,657,073	45,171

Accretion of mandatorily redeemable, convertible preferred stock to redemption value	—	3	—	23

Balances, December 31, 1999	30,706,333	92,103	7,657,073	45,194

Preferred stock issued for cash at $6.00 per share on January 7, 2000, net	—	—	13,613,759	80,226

Preferred stock issued for cash at $6.00 per share on January 8, 2000, net	—	—	833,333	4,443

Preferred stock issued for cash at $10.00 per share on April 20, 2000, net	—	—	—	—

Preferred stock issued for cash at $6.00 per share on June 30, 2000, net	—	—	10,197,923	60,160

Preferred stock issued for cash at $6.00 per share on September 29, 2000, net	—	—	10,197,911	59,772

Preferred stock issued for cash at $8.00 per share on December 21, 2000	—	—	—	—

Accretion of mandatorily redeemable, convertible preferred stock to redemption value	—	3	—	705

Balances, December 31, 2000	30,706,333	92,106	42,499,999	250,500

Accretion of mandatorily redeemable, convertible preferred stock to redemption value	—	2	—	822

Balances, September 30, 2001 (unaudited)	30,706,333	$92,108	42,499,999	$251,322

VELOCOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE, CONVERTIBLE

PREFERRED STOCK
(amounts in thousands except share and per share data)
(CONTINUED)

	Series C		Series D

	Shares	Amounts	Shares	Amounts

Balances, December 31, 1998	—	$—	—	$—

Preferred stock issued for cash at $3.00 per share on January 26, 1999, net	—	—	—	—

Preferred stock issued for cash at $3.00 per share on March 15, 1999	—	—	—	—

Preferred stock issued for cash at $3.00 per share on May 7, 1999	—	—	—	—

Preferred stock issued for services at $3.00 per share on May 7, 1999	—	—	—	—

Preferred stock issued for cash and net assets acquired, valued at $3.00 per share on September 27, 1999	—	—	—	—

Preferred stock issued for cash at $6.00 per share on December 6, 1999, net	—	—	—	—

Accretion of mandatorily redeemable, convertible preferred stock to redemption value	—	—	—	—

Balances, December 31, 1999	—	—	—	—

Preferred stock issued for cash at $6.00 per share on January 7, 2000, net	—	—	—	—

Preferred stock issued for cash at $6.00 per share on January 8, 2000, net	—	—	—	—

Preferred stock issued for cash at $10.00 per share on April 20, 2000, net	5,102,000	50,973	—	—

Preferred stock issued for cash at $6.00 per share on June 30, 2000, net	—	—	—	—

Preferred stock issued for cash at $6.00 per share on September 29, 2000, net	—	—	—	—

Preferred stock issued for cash at $8.00 per share on December 21, 2000	—	—	7,762,500	62,100

Accretion of mandatorily redeemable, convertible preferred stock to redemption value	—	6	—	—

Balances, December 31, 2000	5,102,000	50,979	7,762,500	62,100

Accretion of mandatorily redeemable, convertible preferred stock to redemption value	—	8	—	—

Balances, September 30, 2001 (unaudited)	5,102,000	$50,987	7,762,500	$62,100

The accompanying notes are an integral part of these consolidated financial statements.

VELOCOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	April 29, 1998	For the	For the	For the Nine	For the Nine
	(Inception) to	Year Ended	Year Ended	Months Ended	Months Ended
	December 31,	December 31,	December 31,	September 30,	September 30,
	1998	1999	2000	2000	2001

				(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(844)	$(31,374)	$(275,337)	$(178,152)	$(277,875)

Adjustments to reconcile net loss to net cash used in operating activities—

Loss from discontinued operations	—	2,295	23,080	14,612	46,978

Share in results of affiliated companies	—	23,721	244,752	159,658	205,625

Depreciation and amortization expense	1	44	190	81	204

Write off affiliates receivable	—	—	—	—	2,597

Issuance of common and preferred stock for services	—	59	—	—	—

Changes in operating assets and liabilities—

Increase in receivable from affiliates	(395)	(668)	(1,139)	(1,069)	(394)

(Increase) decrease in other assets	—	(3,753)	2,305	(9,317)	(2,508)

Increase (decrease) in accounts payable, accrued liabilities and others	469	4,478	(983)	(2,635)	14,878

Net cash used in operating activities	(769)	(5,198)	(7,132)	(16,822)	(10,495)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment	(46)	(410)	(751)	(698)	—

Investments in affiliates	—	(79,881)	(222,019)	(161,776)	(170,778)

Proceeds from net assets held for sale	—	—	8,300	8,300	—

Purchase of short term investments	—	—	—	—	(25,006)

Acquisition of affiliates, net of purchase money note payable, other liabilities assumed and cash acquired	—	(1,627)	—	—	—

Restricted cash (deposited) released	—	(1,913)	1,294	1,599	469

Payment of purchase money note payable (see Note 1)	—	(10,345)	—	—	—

Net cash used in investing activities	(46)	(94,176)	(213,176)	(152,575)	(195,315)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of common stock and preferred stock, net	3,155	125,940	318,441	256,338	—

Proceeds from borrowings on convertible debt	—	—	18,200	—	143,300

Deferred financing costs	—	—	(4,511)	—	—

Net cash provided by financing activities	3,155	125,940	332,130	256,338	143,300

CASH FLOWS ATTRIBUTABLE TO DISCONTINUED OPERATIONS	—	(4,161)	(29,401)	(18,925)	(12,412)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,340	22,405	82,421	68,016	(74,922)

CASH AND CASH EQUIVALENTS, beginning of year	—	2,340	24,745	24,745	107,166

CASH AND CASH EQUIVALENTS, end of year	$2,340	$24,745	$107,166	$92,761	$32,244

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$—	$87	$—	$—	$—

Cash paid for taxes	$—	$—	$—	$—	$—

Non-cash financing and investing activities — Issuance of common stock and Series A preferred stock for acquisition of affiliates	$—	$35,184	$—	$—	$—

Issuance of purchase money note payable for acquisition of affiliates	$—	$10,345	$—	$—	$—

Other liabilities assumed and deferred income tax liability recognized upon acquisition of affiliates	$—	$20,145	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VELOCOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND OWNERSHIP

General

         VeloCom Inc. and subsidiaries (collectively, the “Company”) is a Delaware corporation incorporated in April 1998 with the goal of becoming a leading facilities-based provider of integrated communications services to businesses and residential customers in major Latin American markets. Through December 31, 1999, the Company was in the development stage, and as a result, the Company’s financial statements were presented on that basis. During fiscal 2000, the Company commenced its planned principal operations and, therefore, exited the development stage. Accordingly, the historical development stage presentation has been eliminated from the accompanying financial statements.

         The Company formed two joint ventures, which applied for and won, in a public auction, two Brazilian competitive local exchange carrier licenses, one for the northeast region of Brazil (which comprises 16 states, including Rio de Janeiro) and one for the São Paulo, Brazil region (the “Brazilian Mirror Licenses”). The Company, after the transactions noted below, is the largest shareholder of Vésper Holding S.A. (“Vésper Northeast”) with a 49.4% economic ownership interest and a 50% voting interest. Vésper Northeast owns a 99.9% interest in Vésper S.A., which is the entity that was awarded the mirror license for the northeast region of Brazil on February 4, 1999. The Company, after the transactions noted below, is the largest shareholder of Vésper Holding São Paulo S.A. (“Vésper São Paulo”) with a 49.4% economic ownership interest and a 50% voting interest. Vésper São Paulo owns a 99.9% interest in Vésper São Paulo S.A., which is the entity that was awarded the mirror license for the São Paulo region on May 5, 1999. Vésper Northeast and Vésper São Paulo, together, are referred to as “Vésper”. The licenses grant a three-year exclusive use of wireless local loop at 1.9 GHz (20 MHz) and at 3.4 GHz (50 MHz) for a 20-year renewable period, provided that all license conditions are satisfied. The licenses also grant a duopoly with the incumbent local service provider until December 31, 2001. Vésper implemented part of the necessary infrastructure to provide switched fixed telephone services and launched operations in January 2000 in certain areas of each region. Vésper offers telephony and data transport services. See Note 12, “Subsequent Events,” for a discussion of the Company’s current ownership interest in Vésper Northeast and Vésper São Paulo.

Acquisitions of Shares in Subsidiaries/Affiliates and Dispositions

         On September 27, 1999, the Company completed a number of acquisitions. As a result of these transactions, the Company increased its ownership interest to 49.4% in both Vésper Northeast and Vésper São Paulo, purchased a 100% interest in a group of commonly managed companies now known as VeloCom Argentina and also acquired a number of other licenses and license applications in the various countries noted below. The following table details the sellers (as defined in the paragraphs following the table), the ownership percentage of the assets acquired and the cost of assets acquired.

	Vésper		Velocom	Colombia and
	Northeast	Vésper São Paulo	Argentina	Peru	Other (1)

	(dollar amounts in thousands)
SLI	12.5%	12.8%	Various	—	10.0-100%

Formus	—	—	Various	100%	100%

Taquari	2.5%	1.3% (2)	—	—	—

PCN/INEPAR	—	—	Various	—	15.0-35.0%

Total ownership interest acquired	15.0%	14.1%	100%	100%	Various

Cost of assets acquired	$7,730	$4,998	$46,901	$7,672	$—

(1)	The Company acquired license holding companies and companies with pending license applications in a number of countries listed below to which no value was attributed.

(2)	The Company acquired a right to purchase a 1.3% interest in Vésper São Paulo, which was immediately exercised.

         The detail of the net assets acquired, excluding cash acquired of $0.7 million, of the acquisitions noted above is as follows (amounts in thousands):

Net assets held for sale	7,672

Property and equipment	7,886

Investment in affiliates	12,728

Licenses	35,814

Other assets	3,201

Liabilities assumed	(7,610)

Purchase money note payable	(10,345)

Deferred tax liability	(12,535)

Net assets acquired(1)	$36,811

(1)	Includes a net cash payment totaling approximately $1.6 million and the issuance of common and preferred stock valued at approximately $35.2 million.

         The Company and SLI Wireless S.A. (“SLI”) executed an agreement whereby the Company acquired from SLI (a) a 12.5% interest and 12.8% interest in Vésper Northeast and Vésper São Paulo, respectively, (b) a 100% interest in and a 50% interest in two Argentine license holding companies, (c) a 55% interest in a Delaware operating company (operating in Argentina) (Telelatina Management Company LLC “TMC”) and (d) a 10% indirect interest in a Colombian license holding company. In addition, SLI paid approximately $13.8 million to the Company. In consideration for these assets and cash, the Company issued to SLI 4,330,709 shares of common stock and 7,840,000 shares of Series A preferred stock.

         The Company and Formus Communications Inc. (“Formus”) executed an agreement whereby the Company acquired (a) license holding companies in Argentina, Colombia and Peru, (b) holding companies with pending license applications in Chile, Venezuela and Bolivia and (c) an approximate 30% interest in TMC. In addition, Formus paid approximately $20.8 million to the Company. In consideration for these assets and cash, the Company issued to an affiliate of Formus 1,574,803 shares of common stock and 7,866,333 shares of Series A preferred stock.

         The Company and Taquari Participaçôes S.A. (“Taquari”) executed an agreement whereby the Company acquired (a) a 2.5% interest in Vésper Northeast and the right to purchase 1.3% of the outstanding shares in Vésper São Paulo. In addition, Taquari was to have contributed cash of approximately $3.3 million which was forgiven in exchange for the forgiveness of a note payable owed by the Company in the same amount discussed below. In consideration for these assets and cash, the Company issued to Taquari and an affiliate 1,673,228 shares of common stock.

         The Company acquired from PCN do Brasil (“PCN”) and Inepar S/A Indústria e Construçôes (“INEPAR”) (a) Inepar’s 15% interest in an Argentine license holding company, (b) PCN’s 15% interest in TMC, (c) PCN’s 35% interest in an Argentine license holding company and (d) PCN’s 15% indirect interest in a Colombian license holding company. In consideration for these assets, the Company paid to INEPAR approximately $0.7 million and paid to PCN approximately $1.7 million. In addition, the Company issued approximately $13.6 million worth of 7% secured promissory notes, approximately $3.3 million were immediately forgiven in exchange for the cash to be contributed by Taquari noted above and the remainder were paid on November 10, 1999.

         The following pro forma information for the year ended December 31, 1999 gives effect to the acquisition of VeloCom Argentina and the acquisition of the additional interest in Vésper Northeast and Vésper São Paulo as if each had occurred on January 1, 1999. The pro forma financial information does not purport to represent what the Company’s results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma results presented below are based upon currently available information and upon certain assumptions that management believes are current circumstances.

Pro forma net loss applicable to common stockholders (amount in thousands)	$(43,639)

         VeloCom Argentina holds near nationwide non-exclusive licenses for data transmission, video conferencing, value-added services and for a portion of Argentina, transportation of broadcasting signals. VeloCom Argentina launched Internet access services in March 2000. See Note 12, “Subsequent Events,” regarding the current status of the Company’s operations in Argentina.

         The Company’s 85% owned subsidiary in Uruguay, Odecar S.A., was awarded LMDS spectrum in December 1999 for use in providing commercial data transmission service. Odecar S.A. began providing broadband data and Internet services in August 2000. See Note 12, “Subsequent Events,” regarding the current status of the Company’s operations in Uruguay.

         On March 17, 2000, the Company and two other parties completed an acquisition of BR Homeshopping Internet S.A. (“BRHS”), now referred to as “Vento.” The Company’s ownership percentage is 45%. The total purchase price was Brazilian Reais (R$) 25.0 million ($14.4 million using the exchange rate in effect on March 17, 2000), of which the Company’s portion was R$11.3 million ($6.5 million using the exchange rate in effect on March 17, 2000). Of the purchase price, 50% was paid at closing, R$5.6 million ($3.2 million) in cash, and the remaining R$5.6 million ($3.3 million) was paid eight months after closing. See Note 12, “Subsequent Events,” regarding the current status of the Company’s investment in Vento.

         On April 10, 2000, the Company completed the sale of certain of its Colombian and Peruvian license holding companies that it had previously acquired in the transactions described above and which had been held for sale from the date of acquisition. The sale price was $8.3 million of which $7.8 million was received at closing and $0.5 million was placed in escrow and released 90 days later. The carrying value of such assets held for sale approximated the selling price. Accordingly, the Company did not recognize any gain or loss on such disposition.

Liquidity and Capital Resources

         The Company has incurred cumulative net losses totaling approximately $307.6 million through December 31, 2000. During the nine months ended September 30, 2001, the Company incurred operating losses of approximately $230.9 million (unaudited) of which $205.6 million (unaudited) related to its equity investments in Vésper and Vento. In addition, approximately $175.1 million (unaudited) of suspended losses related to the investment in Vésper were not recognized due to the investment being reduced to zero during this period. As a result of its development stage activities, the Company has experienced significant operating losses and negative cash flows from operations. The Company expects to continue to generate operating losses and negative cash flows from operations in each market until the Company establishes a sufficient revenue generating customer base in its markets.

         The Company has received gross proceeds totaling $487.5 million from the sale of common and preferred stock for cash and assets (see Notes 1 and 8). In addition, on December 4, 2000, the Company entered into a $200.0 million term loan agreement with Qualcomm Incorporated (“Qualcomm”) as lender (the “lender”), which is available until August 31, 2002 (the “Loan Agreement”). The Loan Agreement contains certain default provisions which, among other things, provides for an event of default and acceleration should any Vésper financing agreements be accelerated due to an event of default (see Notes 4 and 6). The Company has used, and expects to continue to use, its funds in the build out of its operating subsidiaries and affiliates and to fund corporate overhead and development. The Company’s current business plan contemplates substantial additional investment in its affiliates and subsidiaries during 2001 to fund their operations. If the Company does not fund the Vésper entities, it is subject to dilution and loss of certain voting rights. The Company has agreed in connection with credit facilities signed by Vésper Northeast and Vésper São Paulo (see Note 4) to make specified equity contributions to Vésper Northeast and Vésper São Paulo. Vésper has received a waiver, which is available through April 15, 2001, for a cumulative EBITDA covenant it is not in compliance with under a financing facility with Lucent Technologies (see Note 4). See Note 12 “Subsequent Events,” regarding the Company’s current liquidity and capital resources.

         The Company’s ultimate success could be affected by the problems, expenses and delays encountered in connection with the formation of any new business and by the competitive environment in which the Company operates. Delays or failure in receiving required regulatory approvals or the enactment of new regulations or regulatory requirements may have a material adverse effect upon the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. As of December 31, 1999 and 2000, the Company held a 49.4% interest in Vésper Northeast and Vésper São Paulo and as of December 31, 2000, a 45% interest in Vento, all of which are accounted for under the equity method of accounting.

Use of Estimates in Preparation of Financial Statements

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         For the nine months ended September 30, 2001 (Unaudited). All amounts as of and for the nine months ended September 30, 2000 and 2001 included in the notes to the consolidated financial statements are unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. Certain prior year amounts have been reclassified to conform with the current year presentation.

Credit Risk and Concentration of Operations

         Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable.

         The Company has total assets in Latin America of approximately $119.3 million, of which approximately $42.3 million is an investment in three companies in Brazil and costs invested at the Company’s regional office in Brazil, and $77.0 million of which is invested in Argentina and Uruguay as of December 31, 2000. The Company is exposed to credit risk resulting from adverse general economic conditions, which may affect these countries and Latin America in general. The Company has not entered into any foreign currency forward contracts, hedges or options.

Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less which are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

Restricted Cash

         Restricted cash as of December 31, 1999 and 2000 includes $0.3 million on deposit with a financial institution as a guarantee for performance bonds for certain construction and operational obligations related to the spectrum awarded in Uruguay. In addition, as of December 31, 1999, approximately $1.6 million was escrowed in connection with the acquisition of Vento that closed in March 2000 (see Note 1). As of December 31, 2000, the balance also includes $0.3 million on deposit, which is restricted under the terms of the Company’s office lease. As of September 30, 2001 (unaudited), the balance represents $0.2 million on deposit, which is restricted under the terms of the Company’s office lease. The guarantee for the performance bonds in Uruguay was released due to successful completion of the obligations and the $0.3 million for the office lease was reduced to $0.2 million per the terms of the office lease.

Receivable From Affiliates

         The Company incurs costs on behalf of its affiliates such as salaries and benefits of the Company’s employees, travel and professional services. These costs are charged to the affiliates and include an administrative fee of 15%. All amounts were written off as of September 30, 2001 (unaudited) as the Company released certain of its affiliates from such obligations.

Investments in Affiliates

         For those investments in companies in which the Company’s ownership interest is 20% to 50%, and the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company’s investment and any planned or contractual funding obligations. The

Company may recognize an impairment on its equity method investments if there is a loss in value of an investment, which is other than a temporary decline. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity sufficient to justify the carrying amount of the investment. As of December 31, 1999 and 2000, the Company held a 49.4% interest in Vésper Northeast, which holds a 99.9% interest in Vésper S.A., the operating company. Additionally, the Company held a 49.4% interest in Vésper São Paulo, which holds a 99.9% interest in Vésper São Paulo S.A., the operating company. The operating companies were awarded licenses to operate fixed switched telephony services in the northeast and São Paulo regions of Brazil. See Note 12, “Subsequent Events,” for a description of the Company’s current ownership interest in Vésper. As of December 31, 2000, the Company also held a 45% interest in Vento. Investments in affiliates are as follows (amounts in thousands):

As of December 31, 1999

	Investments in	Equity in Losses	Cumulative
	Affiliated	of Affiliated	Translation
	Companies(1)	Companies	Adjustment	Total

Total Vésper	$92,609	$(23,721)	$213	$69,101

	As of December 31, 2000

	Investments in	Equity in Losses	Cumulative
	Affiliated	of Affiliated	Translation
	Companies(1)	Companies	Adjustment	Total

Total Vésper	$303,126	$(263,612)	$(4,275)	$35,239

Vento (2)	11,501	(4,861)	—	6,640

Total	$314,627	$(268,473)	$(4,275)	$41,879

	As of September 30, 2001 (unaudited)

	Investments in	Equity in Losses	Cumulative
	Affiliated	of Affiliated	Translation
	Companies(1)	Companies	Adjustment	Total

Total Vésper (3)	$473,402	$(462,095)	$(11,307)	$—

Vento (2)	12,003	(12,003)	—	—

Total	$485,405	$(474,098)	$(11,307)	$—

(1)	Includes investments in Vésper Northeast ($7.7 million) and Vésper São Paulo ($5.0 million) recorded by the Company in connection with the transactions described in Note 1.

(2)	See Note 1 for a discussion regarding the Company’s investment in Vento. See Note 12, “Subsequent Events,” regarding the write off of the Company’s investment in Vento.

(3)	The Company began suspending recognition of equity losses in July 2001 on its investment in Vésper as its investment balance, including accrued funding commitments, had been reduced to zero. As of September 30, 2001, the Company had suspended recognition of its proportionate share of losses with respect to its investment in Vésper totaling approximately $175.1 million (unaudited). See Note 12, “Subsequent Events,” regarding the current status of the Company’s investment in Vésper.

         As of December 31, 1999 and 2000, the Company had $5.9 million, and $5.6 million, respectively, in excess cost over the net tangible assets of Vésper. The excess cost relates to the value of licenses and is amortized over approximately 20 years, which commenced with the activation of the networks in Brazil in January 2000.

Property and Equipment

         Property and equipment are recorded at cost. Maintenance and repair expenditures are expensed as incurred, and expenditures for improvements which increase the expected useful lives of the assets are capitalized. Depreciation expense is computed using the straight-line method over the useful lives of the respective assets when such assets are placed in service. The economic lives of property and equipment at acquisition are as follows:

Furniture and office equipment	5-10 years

Computer equipment and software	3-5 years

Leasehold improvements	3 years

Spectrum Licenses

         Direct and certain indirect costs of obtaining licenses, including the fair market value of licenses obtained in acquisitions, are capitalized and are amortized using the straight-line method over approximately 20 years, the term of the license. Amortization commenced in March 2000 when operations were launched. See Note 12, “Subsequent Events,” regarding the write-off of the spectrum licenses.

Long-lived Assets

         Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continually evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. If impaired, the long-lived asset is written down to its estimated fair value.

Start-Up Costs

         The Company has expensed all start-up and organization costs.

Mandatorily Redeemable, Convertible Preferred Stock

         The Company’s mandatorily redeemable, convertible preferred stock is recorded at its issuance price less offering costs. The carrying value is increased to the redemption value (see Note 8) by a charge to stockholders’ equity (deficit) ratably over the period from issue date to redemption date.

Income Taxes

         The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryovers. The Company recognizes deferred tax assets for the expected future effects of all deductible temporary differences, loss carryovers and tax credit carryovers. Net deferred tax assets are then reduced, if deemed necessary, by a valuation allowance if management believes it is more likely than not that some or all of the net deferred tax assets will not be realized.

Fair Value of Financial Instruments

         Fair values of cash equivalents and other current amounts receivable and payable approximate the carrying amount due to their short-term nature.

Foreign Operations and Foreign Exchange Rate Risk

         The functional currency of the Company’s foreign subsidiaries and equity investees is the applicable local currency. The Argentine peso is currently linked to the US dollar at a one to one rate. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency, are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders’ equity (deficit) and are included in Other Cumulative Comprehensive Income (Loss).

         Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

         The Company’s foreign subsidiaries can have payables and debt that are denominated in a currency other than their own functional currency. The Company has not historically hedged foreign currency denominated transactions for receivables or payables related to current operations. If the Company enters into hedging transactions, there can be no assurance that any such hedging transactions would be successful and that the exchange rate fluctuations would not have a material adverse effect on the Company. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the U.S. dollar.

Stock Options

         The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, the Company does not recognize compensation cost for options granted to employees when the exercise price is equal to or exceeds the fair value of the underlying stock as of the grant date and which qualify for fixed plan treatment. The Company currently has no performance based stock incentive plans.

Revenue Recognition

         VeloCom Argentina and Odecar S.A. (discontinued operations – see Note 12, “Subsequent Events”) recognize monthly fixed charges when the services are provided. Installation revenue and the direct costs associated with the installation are deferred and amortized over the average expected customer life.

New Accounting Principles

         The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for the Company beginning after January 1, 2001.

         In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Views on Selected Revenue Recognition Issues” (“SAB 101”), which provides the staff’s view in applying generally accepted accounting principles to selected revenue recognition issues. The Company and its equity affiliates adopted SAB 101 effective as of January 1, 2000.

         In June 2001, the FASB authorized the issuance of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS 141 requires intangible assets acquired in a business combination to be recognized if they arise from contractual or legal rights or are “separable,” that is, feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that more intangible assets will be recognized under SFAS 141 than its predecessor APB No. 16 although in some instances previously recognized intangibles will be subsumed into goodwill. The Company does not expect a material impact on the Company’s financial position or results of operations upon adoption of SFAS 141.

         In June 2001, the FASB authorized the issuance of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. Goodwill will no longer be tested for impairment under SFAS no. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (“SFAS 121”). Additionally, goodwill on equity method investments will no longer be amortized; however, it will continue to be tested for impairment in accordance with APB No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Under SFAS 142, intangible assets with indefinite lives will not be amortized. Instead they will be carried at the lower of cost of market value and tested for impairment at least annually. All other recognized intangible assets will continue to be amortized over their estimated useful lives. SFAS 142 is effective for fiscal years beginning after December 15, 2001, although goodwill on business combinations consummated after July 1, 2001 will not be amortized. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 142 will have on its financial position and results of operations.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which is effective for fiscal periods beginning after December 15, 2001, and interim periods within those fiscal years. SFAS 144 supercedes SFAS 121 and establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. Under SFAS 144 there is no longer a requirement to allocate goodwill to long-lived assets to be tested for impairment. It also establishes a probability weighted cash flow estimation approach to deal with situations in which there are a range of cash flows that may be generated by the assets being tested for impairment. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale. The Company is currently evaluating the potential impact, if any, the adoption of SFAS 144 will have on its financial position and results of operations.

(3) NET ASSETS HELD FOR SALE

         As discussed in Note 1, the Company acquired license holding companies in Colombia and Peru in September 1999 as a condition to increasing its ownership interest in the Vésper companies and acquiring VeloCom Argentina. Since the Company’s business plan did not contemplate operations in Colombia or Peru at the date of acquisition, management made the decision to dispose of those assets. The Company completed a sale of the license holding companies in Colombia and Peru in April 2000 (see Note 1). The Company did not recognize any gain or loss on this disposition.

(4) INVESTMENT IN AFFILIATES (CONDENSED FINANCIAL INFORMATION)

         The Company formed two joint ventures, which applied for and won, in a public auction, two licenses in Brazil to provide fixed switched telephony services, one for the northeast region of Brazil and one for the São Paulo region of Brazil. Combined condensed financial statements as of December 31, 1999 and 2000 and September 30, 2001 (unaudited) and for the period from inception to December 31, 1999, for the year ended December 31, 2000 and for the nine months ended September 30, 2000 and 2001 (unaudited) for Vésper are as follows (amounts in thousands):

	December 31,	December 31,	September 30,
	1999	2000	2001

			(unaudited)
Current assets	$158,610	$160,920	$74,310

Non-current assets	603,585	1,131,190	844,387

Total assets	$762,195	$1,292,110	$918,697

Current liabilities	$191,630	$230,131	$314,222

Non-current liabilities	442,607	1,004,147	979,543

Stockholders’ equity (deficit)	127,958	57,832	(375,068)

Total liabilities and stockholders’ Equity (deficit)	$762,195	$1,292,110	$918,697

	For the Period	For the Year	For the Nine	For the Nine
	From Inception to	Ended	Months Ended	Months Ended
	December 31,	December 31,	September 30,	September 30,
	1999	2000	2000	2001

			(unaudited)	(unaudited)
Revenue	$—	$71,122	$47,648	$102,006

Cost of revenue	—	(203,793)	(149,525)	(175,634)

Selling, general and administrative expense	(67,397)	(132,102)	(96,230)	(145,589)

Depreciation and amortization expense	(120)	(66,506)	(41,585)	(98,039)

Interest and foreign currency transactions	11,805	(153,692)	(82,171)	(396,653)

Net Loss	$(55,712)	$(484,971)	$(321,863)	$(713,909)

Vésper Northeast:

         See Note 12, “Subsequent Events,” regarding the subsequent recapitalization of Vésper Northeast.

         In December 1999, Vésper Northeast entered into a series of agreements with Nortel Networks (“Nortel”), Ericsson and Harris Corporation (“Harris”) to issue up to $997.0 million in aggregate principal amount of long-term capital market notes, of which $270.0 million and $386.0 million in principal amount were outstanding as of December 31, 1999 and 2000, respectively. Of the total principal amount issuable, however, $415.0 million (subject to certain adjustments) will not be issuable until the occurrence of certain events, including the assumption by third party lenders of all or a portion of the original lenders’ obligations to purchase unissued notes, the assignment or transfer by the original lenders of outstanding notes, the repayment by Vésper Northeast of outstanding notes or the exchange, at the option of Nortel, Ericsson or Harris, of all or any portion of the outstanding notes for subordinated debt securities of Vésper Northeast. Moreover, the lenders’ obligations to purchase any notes are conditioned on the satisfaction of certain conditions, including compliance with specific financial maintenance and operating covenants and the receipt by Vésper Northeast of approval from the Central Bank of Brazil with respect to the issuance of the notes. Vésper Northeast will use a portion of the financing to pay interest and fees and the balance to purchase from Nortel, Ericsson and Harris equipment and services for Vésper’s network in the northeast region and to pay related costs.

         Subject to mandatory or optional partial repurchase under certain circumstances, the notes mature on July 1, 2012. The lenders have the option, however, in their sole discretion, to require that all of the notes be repurchased on July 1, 2004 for a repurchase price equal to the aggregate outstanding principal amount of the notes plus any accrued and unpaid interest thereon. Interest on the notes is payable quarterly in arrears commencing March 2000 at LIBOR plus 6% per annum. Up to $216.0 million of the loan arrangement can be used to finance the payment of interest and fees. The arrangement is also subject to various fees throughout the term of the agreements.

         To secure the repayment or repurchase of notes as required under this financing, Vésper Northeast has granted to the lenders a first priority security interest in equipment, infrastructure and other assets and property related to Vésper’s network in the northeast region. Any non-equity financing made by the Company to Vésper Northeast will be subordinated in right of payment to the notes and the proceeds of that financing will be pledged to the lenders as further security for Vésper Northeast’s obligations and as security for the Company’s contribution obligations described in the next sentence. The Company and the other Vésper Northeast shareholders also have agreed, on Vésper Northeast’s failure to comply with certain financial covenants and at the request of the lenders, to make additional equity contributions to Vésper Northeast. The Company satisfied its funding requirements to Vésper Northeast in January 2001.

Vésper São Paulo

         See Note 12, “Subsequent Events,” regarding the subsequent recapitalization of Vésper São Paulo.

         On December 27, 1999 Vésper São Paulo entered into credit agreements providing it with $781.5 million of long-term vendor financing (available in three separate tranches), of which $145.0 million and $251.7 million has been utilized as of December 31, 1999 and 2000, respectively. Amounts outstanding bear interest, at the option of Vésper São Paulo, at LIBOR plus 6% per annum for tranch A and 8% per annum for tranch C or a compounded rate of 5.5% per annum plus the higher of prime rate and the Federal Funds effective rate. Interest is payable on a quarterly basis. A portion of the financing is available for interest and fees under the financing. The lenders are not obligated to make loans unless certain conditions are satisfied, including compliance with specified financial maintenance and operating covenants.

         Subject to mandatory or optional prepayment under certain circumstances, principal amounts borrowed under two of the tranches will be repayable on a semi-annual basis commencing June 2003, with an effective final maturity date of December 27, 2004, and principal amounts borrowed under the third tranche will be repayable in full on December 27, 2004.

         To secure repayment of disbursements under the financing, Vésper São Paulo has granted a lender a first priority security interest over equipment, infrastructure and other assets related to Vésper’s network in the São Paulo region to be acquired with the proceeds of the financing. The Company and the other Vésper São Paulo shareholders have agreed, on Vésper São Paulo’s failure to comply with certain financial covenants and at the request of the lenders, to make equity contributions in the aggregate amount of $385.0 million (with the Company’s share being up to $190.2 million) of which approximately $273.0 million (including approximately $135.0 million from the Company) has been contributed as of December 31, 2000. During February 2001, Bell Canada International Inc. (“BCI”) and Qualcomm satisfied their equity commitments. The Company had $45.0 million remaining under its original equity commitment as of December 31, 2000. The Company funded such amount to Vésper São Paulo during 2001.

         Vésper has received a waiver, which is available through April 16, 2001, for a cumulative EBITDA covenant it was not in compliance with under the Lucent facility. The Company and Vésper are working together to get all the required information to Lucent to ensure that either a long-term waiver is received or an amendment to the agreement is reached. If such long-term waiver or amendment is not obtained, Lucent could call the agreement in default which would accelerate Vésper’s obligation to repay such facility. Such acceleration, due to certain provisions under the Company’s secured term loan agreement (see Note 6), would also cause the Company’s secured term loan agreement to become due and payable. However, management believes they will be able to continue to obtain additional short-term waivers, as necessary, through the remainder of 2001 until they are able to negotiate a long-term waiver or an amendment to the agreement.

         Under the provisions of the purchase agreements, Vésper is committed to acquire, over four years, a minimum of $1,070.0 million ($600.0 million for Vésper Northeast and $470.0 million for Vésper São Paulo) of equipment and services. This is subject to the continued availability of financing for those purchases. See Note 12, “Subsequent Events,” for the cancellation of these supply agreements.

(5) PROPERTY AND EQUIPMENT

         Property and equipment consists of the following (amounts in thousands):

	December 31,	December 31,	September 30,
	1999	2000	2001

			(unaudited)
Leasehold improvements	$14	$329	$329

Furniture and office equipment	292	433	342

Computer equipment and software	151	445	424

	457	1,207	1,095

Less — accumulated depreciation	(45)	(219)	(388)

	$412	$988	$707

(6) CONVERTIBLE DEBT

         On December 4, 2000, the Company entered into a $200.0 million secured convertible term loan agreement with Qualcomm, which is available until August 31, 2002. As part of this agreement, the Company also has a credit facility of $30.0 million to finance the interest payments on the term loan. The proceeds of this loan are to be used to finance the working capital needs and capital expenditures of Vésper, Vento and for certain Company general corporate expenses. The scheduled maturity date of the term loan is December 19, 2003, however, the Company can prepay the loan in whole or in part at any time. In addition, if there is a change of control, as defined, the Company is required to prepay all outstanding amounts. The loan can be converted at the request of the Lender any time after June 4, 2002 into the Company’s common stock at a price of $8.00 per share plus 18% per annum compounded semi-annually (the “Conversion Price”). The loan bears an interest rate of 18% per annum compounded semi-annually. It may also be entitled to a premium, which is due and payable when the loan is paid. The premium is equal to a certain percentage for time outstanding (seven to 12 months – 35%; 13 to 18 months – 70%; >18 months – 100%) of the product of (i) the principal loan amount multiplied by (ii) the excess of the fair market value of the Company’s common stock on payment date over the Conversion Price divided by the Conversion Price. As of December 31, 2000, the Company had borrowed $18.2 million under the Loan Agreement and had incurred $4.5 million in financing costs. A subsidiary of the Company has pledged its shares of Vésper Northeast and Vésper São Paulo as security under the Loan Agreement. This Loan Agreement contains various default provisions, including cross acceleration provisions in connection with default driven accelerations under Vésper’s various financing agreements (see Note 4), which would cause amounts outstanding under such Loan Agreement to become immediately due and payable. See Note 12, “Subsequent Events,” regarding the subsequent conversion of the Loan Agreement into Series E preferred stock of the Company.

(7) COMMITMENTS AND CONTINGENCIES

Recovery of Investments

         Since its inception, the Company’s efforts have been primarily directed towards raising capital and developing and operating its competitive voice, data and Internet communications networks. The Company has made a significant investment in Brazil and Argentina in pre-operating and now operating entities whose primary assets are network facilities under construction and spectrum licenses. The ability of the Company, through the operations of its affiliates and subsidiaries, to recover its current investments and to generate positive cash flow and operating profits is contingent upon a number of factors including, among others, acceptance of, and customer demand for, the services currently offered and expected to be offered and the ability to manage the expansion and development effectively. See Note 12, “Subsequent Events,” for additional information regarding the Company’s investments in Argentina, Uruguay and Brazil.

Recoverability of Licenses

         The terms of the Company’s affiliates license agreements contain provisions whereby the operating company must achieve certain levels of network build out. If such commitments are not met, the Company’s affiliates could be subject to fines and, in certain circumstances, the revocation of the applicable licenses.

         The Company is currently in compliance with the terms of its licenses, however, compliance with the terms of these licenses and certain regulatory requirements can be difficult to meet. In addition, there can be no assurance that in the future all regulatory requirements will be met or that the Company’s affiliates will not lose any applicable licenses as a result of their failure to meet such requirements. See Note 12, “Subsequent Events,” for a discussion of the sale of VeloCom Argentina and Odecar.

Lease Commitments

         The Company leases its office facilities, site facilities and certain office furniture under non-cancelable operating leases. It also leases certain equipment under capital leases. Future minimum rental payments under such leases are as follows as of December 31, 2000 (amounts in thousands):

	Operating	Capital
	Leases	Leases
2001	$2,284	$314

2002	1,589	315

2003	1,236	245

2004	896	—

2005	665	—

Thereafter	53	—

Minimum lease payments	$6,723	874

Interest		(132)

Present value of minimum lease payments		$742

Technical Service Agreement

         The Company was a party to a technical services agreement with Formus, which is a shareholder of the Company. The agreement was entered into after completion of the transactions described in Note 1 when the Company acquired certain Latin American assets of Formus. The agreement allowed for the Company to use Formus employees with certain technical experience, know-how and knowledge relating to the assets acquired. The agreement was terminated in November 2000.

Vésper Funding Commitments

         Under the Shareholder Agreements with Vésper Northeast and Vésper São Paulo, the shareholders agreed to fund their proportionate share (VeloCom’s share is 49.4%) of the first stage funding of $340.0 million and $385.0 million, respectively. If a partner fails to meet its pro rata share of this first stage funding, it will be subject to dilution and loss of certain voting rights. The Company has also agreed to make specified equity contributions in connection with the credit facilities signed by Vésper Northeast and Vésper São Paulo (see Note 4). The Company satisfied its funding requirements for Vésper Northeast in January 2001 and as of December 31, 2000, had $45.0 million remaining under the Vésper São Paulo commitment (which was funded during 2001). See Note 12, “Subsequent Events,” for a discussion of an amended funding agreement regarding Vésper.

Litigation

         In the normal course of business, the Company is subject to, and may become a party to, litigation. In September 2000, the Company entered into a stock purchase agreement with BCI for the purchase of BCI’s interest in Vésper. During 2001 the stock purchase agreement terminated. Subsequent to this termination, the Company received a notice from BCI demanding payment of $15.0 million under the terms of the stock purchase agreement. The Company does not believe that it owes the $15.0 million and if BCI takes legal action, the Company intends to contest it vigorously. In connection with the restructuring of Vésper (see Note 12, “Subsequent Events”), BCI released the Company of any obligation to BCI in connection with such claim.

(8) CAPITAL STOCK

         See Note 12, “Subsequent Events,” regarding the conversion of the Loan Agreement (Note 6) into preferred stock and other recapitalization transactions.

Common Stock

         As of December 31, 2000, the Company had authorized 166,046,577 shares of common stock and had issued a total of 11,356,325 shares of common stock, resulting in consideration to the Company totaling approximately $27.3 million. The initial common stock par value was $.01 per share. Effective December 3, 1999, the Company changed the par value to $0.0001. Each share of common stock constitutes one vote at any annual or special meeting, or action by written consent.

Preferred Stock

         The Company may issue from time to time shares of preferred stock in one or more series with designations, rights, preferences and limitations established by the Company’s Board of Directors. The Company is authorized to issue 105,921,577 shares of $0.0001 par value of preferred stock as of December 31, 2000. The par value on the preferred stock was initially $0.01 per share. Effective December 3, 1999, the Company changed the par value to $0.0001.

         During 1999, the Company completed private placements of Series A mandatorily redeemable preferred stock (“Series A preferred stock”). Total gross proceeds to the Company as a result of these private placements were approximately $45.0 million. In addition, the Company issued Series A preferred stock in connection with the transactions described in Note 1 for cash and other assets acquired totaling approximately $47.1 million (see Note 1). The Series A preferred stock votes with, and in the same manner as, the shares of voting common stock of the Company, not as a special class except in respect of certain matters.

         On December 6, 1999, the Company entered into a Series B Preferred Stock Purchase Agreement for the sale of 24,219,853 shares of Series B mandatorily redeemable preferred stock (“Series B preferred stock”) at $6.00 per share for gross proceeds of $145.2 million. Under the purchase agreement, the sale occurred in four closings. The first closing occurred on December 6, 1999 for total gross proceeds to the Company of $45.9 million for the sale of 7,657,073 shares of the Series B preferred stock. The second closing was January 7, 2000 for total gross proceeds to the Company of $29.3 million for the sale of 4,890,354 shares of the Series B preferred stock. The third closing occurred June 30, 2000 for total gross proceeds to the Company of $35.0 million for the sale of 5,836,219 shares of the Series B preferred stock. The fourth closing occurred September 29, 2000 for total gross proceeds to the Company of $35.0 million for the sale of 5,836,207 shares of the Series B preferred stock.

         On January 7, 2000, the Company entered into a Follow-On Series B/B-1 Preferred Stock Purchase Agreement for the sale of 15,479,059 shares of Series B preferred stock (a portion of which can be designated Series B-1 preferred stock) at $6.00 per share and 1,967,754 of Series B-1 preferred stock at $6.00 per share resulting in gross proceeds to the Company totaling $104.7 million, the payment of which was received in three closings. The first closing was January 7, 2000 at which time the Company issued 6,755,651 shares of Series B preferred stock and 1,967,754 shares of Series B-1 preferred stock for gross proceeds of $52.3 million. The second closing occurred June 30, 2000 and the third closing occurred September 29, 2000 and each closing was for the sale of 4,361,704 shares of Series B preferred stock for gross proceeds of $26.2 million. On January 8, 2000 the Company completed a Supplemental Series B Preferred Stock Agreement for the sale of 833,333 shares of the Series B preferred stock for $5.0 million. The Series B-1 preferred stock is identical in rights to the Series B preferred stock except for voting and conversion rights. The Series B-1 preferred stock is non-voting and converts into non-voting common stock at the option of the holder. Subsequent to December 31, 2000, the Series B-1 preferred stock was converted into Series B preferred stock.

         In connection with the supplemental Series B preferred stock offering, the Company entered into an agreement with a third party to provide marketing assistance in exchange for a warrant to purchase 125,000 shares of the Company’s common stock at an exercise price of $8.10 per share. The warrant vests upon achievement of various performance based milestones. In addition, the warrant would also vest 100% as of December 31, 2000 if certain Company affiliates or subsidiaries did not achieve certain operating performance milestones. The accounting for the warrant was dependent upon the conditions under which the warrant would ultimately be earned. As of December 31, 2000, the Company and its affiliates failed to achieve certain operating performance milestones and, therefore, the warrant became fully exercisable. Accordingly, the fair value of the warrant at December 31, 2000 is reflected in additional paid in capital with an offsetting amount netted against the carrying value of the Series B preferred stock.

         On April 20, 2000, the Company completed a sale of 5,102,000 shares of its Series C preferred stock for $10.00 per share for total gross cash proceeds of $51.0 million. The Series C preferred stock is identical in rights to the Series B preferred stock as discussed above.

         On December 21, 2000, the Company completed a sale of 7,762,500 shares of its Series D preferred stock for $8.00 per share for total gross cash proceeds of $62.1 million. The Series D preferred stock is identical in rights to the Series C and Series B preferred stock except for voting and conversion rights and the fact that it is senior with respect to liquidation rights and dividend preferences.

         Holders of preferred stock are entitled to dividends in amounts determined by the Board of Directors. No distributions may be made to holders of common stock until all dividends declared, if any, on the preferred stock have been paid.

         In the event of liquidation of the Company, holders of the Series D preferred stock have a preference of $8.00 per share plus all declared but unpaid dividends, if any, over all other stock. Holders of Series C preferred stock have a preference of $10.00 per share plus all declared but unpaid dividends, if any, over the Series A preferred stock and over the holders of common stock. Holders of Series B preferred stock have a preference of $6.00 per share plus all declared but unpaid dividends, if any, over the holders of Series A preferred stock and holders of the common stock. Holders of Series A preferred stock have a preference of $3.00 per share plus all declared but unpaid dividends, if any, over holders of common stock.

         Each share of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock was initially convertible, at the option of the holder, into shares of the Company’s common stock at the rate of one share of common stock for each share of Series A preferred stock, one share of common stock for each share of Series B preferred stock, one share of common stock for each share of Series C preferred stock and one share of common stock for each share of Series D preferred stock. The conversion rates for each series are subject to adjustment based on a formula to prevent dilution (the “Anti-dilution Formulas”). Effective December 21, 2000 with the closing of the Series D preferred stock at a rate of $8.00 per share, the anti-dilution protection was enacted on the Series C preferred stock. This resulted in the conversion price on the Series C preferred stock decreasing from $10.00 per share to $9.85 per share. Each share of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock is automatically convertible into common stock immediately prior to the closing of a public offering of at least $50.0 million in proceeds and at $15.00 per share.

         The Company is obligated to redeem: (1) 33 1/3% of the then-outstanding shares of Series A preferred stock, the Series B preferred stock, Series C preferred stock and Series D preferred stock on January 26, 2005, (2) 50% of the then-outstanding shares of Series A preferred stock, the Series B preferred stock, Series C preferred stock and Series D preferred stock on January 26, 2006, and (3) all remaining shares of Series A preferred stock, the Series B preferred stock, Series C preferred stock and Series D preferred stock on January 26, 2007. The redemption price for the Series A preferred stock is $3.00 per share as of December 31, 2000. The redemption price for the Series B preferred stock is $6.00 per share as of December 31, 2000. The redemption price for the Series C preferred stock is $10.00 per share as of December 31, 2000. The redemption price for the Series D preferred stock is $8.00 per share as of December 31, 2000. All holders of the preferred stock have the option to reject such redemption.

(9) STOCK OPTIONS

         The Company maintains a stock option plan (the “Plan”) which provides for the grant of stock options, restricted stock awards and other stock grants to directors, employees, and consultants to purchase common stock of the Company. The Plan allows for 12,000,000 options available for grant. Under the Plan, stock options are granted at an exercise price not less than the fair market value of the common stock on the date of the grant, as determined by the Company’s Board of Directors.

         The following is a summary of stock option transactions:

		Weighted-Average
	Shares	Exercise Price

Outstanding at April 29, 1998	—	$—

Granted	1,110,000	1.37

Exercised	—	—

Forfeited	—	—

Outstanding at December 31, 1998	1,110,000	1.37

Granted	3,067,500	3.01

Exercised	—	—

Forfeited	(2,500)	3.00

Outstanding at December 31, 1999	4,175,000	2.57

Granted	3,289,500	7.13

Exercised	(72,499)	2.89

Forfeited	(219,501)	2.81

Outstanding at December 31, 2000	7,172,500	$4.65

         At December 31, 2000, there were 4,827,500 options available for grant under the Plan. Outstanding options typically vest over four years and expire ten years from the date of grant. The weighted-average grant date fair value during 1999 and 2000 was $0.59 and $1.38 per option, respectively. All options granted during 1999 and 2000 were granted with an exercise price equal to the fair value of common stock.

         The following table summarizes information about exercisable stock options at December 31, 1999 and 2000:

	Weighted-Average	Options
	Exercise Price	Exercisable

December 31, 1999	$1.96	541,188

December 31, 2000	$3.44	2,194,666

         The status of total stock options outstanding and exercisable under the Plan as of December 31, 2000 are as follows:

				Stock Options
Stock Options Outstanding				Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Shares	Life (Years)	Price	of Shares	Price

$1.00	780,000	7.70	$1.00	435,729	$1.00

$2.25-$3.00	3,118,000	8.37	$2.79	1,169,750	$2.77

$6.00	2,272,000	9.11	$6.00	504,896	$6.00

$8.00	250,000	9.86	$8.00	5,208	$8.00

$10.00	752,500	9.54	$10.00	79,083	$10.00

	7,172,500	8.91	$4.65	2,194,666	$3.44

         Fair values of employee options are estimated on the date of grant using the Black-Scholes single-option pricing model. The fair value of each option granted to employees was estimated on the date of grant using the following weighted-average assumptions:

	December 31,

	1999	2000

Estimated dividends	None	None

Risk-free interest rate	4.25%-6.08%	5.42%-6.71%

Expected life	6 years	6 years

Expected volatility	0%	0%

         The Company applies APB 25 in accounting for its stock compensation plan, and accordingly no compensation expense has been recognized in the financial statements for fixed plan options granted to employees at or above fair value.

         Had the Company recognized compensation cost for options granted to employees based on the fair value of the options granted as of the grant date as prescribed by Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”), net loss attributable to common stock would have increased to the pro forma amounts indicated below (amounts in thousands except per share data):

	April 29, 1998
	(Inception) to	For the Year Ended	For the Year Ended
	December 31, 1998	December 31, 1999	December 31, 2000

	Net Loss	Net Loss	Net Loss

As reported	$(844)	$(31,374)	$(275,337)

Pro forma	$(854)	$(31,572)	$(277,304)

(10) INCOME TAXES

         In general a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10.0% to 50.0% of the voting stock, and because of certain other limitations, the Company’s ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax.

         Generally, the Company’s ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the U.S. between its U.S. and foreign activities. Accordingly, to the extent U.S. borrowings are used to finance equity contributions to its foreign subsidiaries, the Company’s ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a higher effective tax rate on the Company’s earnings.

         The Company is subject to U.S. federal and state income taxes but has incurred no liability for such taxes due to losses it has incurred since inception. At December 31, 2000, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $31.0 million, which will expire through the year 2015. These carryforwards are available to offset future taxable income. In addition, the Company had foreign net operating loss carryforwards of approximately $4.8 million.

         The net deferred tax assets and liabilities are comprised of the following (amounts in thousands):

	As of December 31,

	1999	2000

Deferred Tax Assets:

Company’s U.S. tax net operating loss carryforwards	$983	$11,781

Net operating loss carryforwards from consolidated foreign subsidiaries	1,825	1,820

Other	21	21

	2,829	13,622

Less: valuation allowance	(2,829)	(13,622)

Net deferred tax assets	—	—

Deferred Tax Liabilities:

Discontinued operations	(12,535)	(12,065)

Net deferred tax liabilities	$(12,535)	$(12,065)

         The gross deferred tax assets as of December 31, 1999 and 2000 have been reduced by valuation allowances because management was not able to conclude that it is more likely than not that future taxable income will be sufficient to realize the gross deferred tax assets.

         On September 27, 1999, a net deferred tax liability of $12.5 million was recorded in connection with the acquisition of the Company’s interest in VeloCom Argentina (see Note 1). This net deferred tax liability resulted from the temporary difference between the book and tax basis of the value of VeloCom Argentina’s license. As described in Note 12, “Subsequent Events,” these deferred taxes relate to discontinued operations and are included in the net loss on disposal in the accompanying statement of operations for the nine month period ended September 30, 2001.

         The reconciliation of income taxes computed at the U.S. federal statutory rate to the income tax provision (benefit) is as follows (amounts in thousands):

	April 29, 1998	For the year	For the year
	(Inception) to	Ended	Ended
	December 31,	December 31,	December 31,
	1998	1999	2000

Expected income tax benefit at the U.S. federal statutory rate of 35%	$(270)	$(10,981)	$(96,368)

Tax effect of permanent and other differences:

State benefit, net of federal effect	—	(969)	(8,260)

Other expenses	—	377	584

Share in results of affiliated companies	—	9,014	93,006

Adjustment to prior year foreign net operating loss	—	—	245

Increase in valuation allowance	270	2,559	10,793

Total income tax benefit	$—	$—	$—

         The Company and its subsidiaries maintain a presence in many countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the U.S., such as a value added tax system. The Company has accounted for the effect of foreign taxes based on what is reasonably expected to apply to the Company and subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the U.S. or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax current and future operations of the Company and its subsidiaries.

(11) SEGMENT INFORMATION

         SFAS No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. In accordance with the provisions of SFAS No. 131, the Company has determined that its reportable segments are its strategic business units in various countries in Latin America and the corporate unit that oversees all operations.

         The Company believes that proportionate financial data for its investment in Vésper facilitates the understanding and assessment of its results. Therefore, “Revenue,” “EBITDA” (defined below) and “Net Loss” for the Vésper segment is presented on a proportionate basis. Proportionate results reflect the relative weight of the Company’s ownership in Vésper. In addition, the Company believes earnings before interest, taxes, depreciation, amortization and other (“EBITDA”) is an important indicator of the operating performance of its businesses. The computation of “EBITDA” also excludes share in losses of affiliates. Adjustments made to “Revenue,” “EBITDA” and “Net Loss” to arrive at proportionate results are reversed in the row labeled “Eliminations and Adjustments,” in conformance with SFAS No. 131 so that in total, “Revenue,” “EBITDA” and “Net Loss” reflect consolidated results. The balance sheet data reflects consolidated results. Segment financial information is as follows as of and for the year ended December 31, 1999 and 2000 (1998 is not included as it is not considered meaningful because the Company only existed as the corporate group with no operations) and the nine months ended September 30, 2000 and 2001 (unaudited) (amounts in thousands):

1999:	Revenue	EBITDA*	Net Loss	Total Assets

Vésper	$—	$(33,294)	$(27,522)	$—

Corporate and Other	—	(6,301)	(5,358)	108,658

Eliminations and Adjustments	—	33,294	3,801	—

Total	$—	$(6,301)	$(29,079)	$108,658

2000:	Revenue	EBITDA*	Net Loss	Total Assets

Vésper	$35,134	$(130,798)	$(239,576)	$—

Corporate and Other	—	(11,259)	(12,681)	158,148

Eliminations and Adjustments	(35,134)	130,798	—	—

Total	$—	$(11,259)	$(252,257)	$158,148

September 30, 2000 (Unaudited):	Revenue	EBITDA*	Net Loss	Total Assets

Vésper	$23,538	$(97,865)	$(159,017)	$—

Corporate and Other	—	(6,960)	(4,523)	178,449

Eliminations and Adjustments	(23,538)	97,865	—	—

Total	$—	$(6,960)	$(163,540)	$178,449

September 30, 2001 (Unaudited):	Revenue	EBITDA*	Net Loss	Total Assets

Vésper	$54,889	$(117,961)	$(384,154)	$—

Corporate and Other	—	(8,991)	(32,414)	65,909

Eliminations and Adjustments	(54,889)	117,961	185,671	—

Total	$—	$(8,991)	$(230,897)	$65,909

*	EBITDA should not be considered an alternative to operating or net income as an indicator of performance of the Company’s businesses, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with GAAP.

**	The Elimination and Adjustment for the net loss is primarily made up of the suspended losses (see Note 2, “Investments in Affiliates”) and due to the increase in the Company’s ownership interest throughout 2001.

(12) SUBSEQUENT EVENTS TO ORIGINAL DATE OF AUDITORS’ REPORT

         Vésper. Subsequent to December 31, 2000, the Company was notified by BCI (a 34.4% shareholder of Vésper) that for strategic business reasons, BCI would no longer fund Vésper. On March 21, 2001, the Company and the other shareholders (including BCI) in Vésper reached an agreement which would allow the Company to continue funding Vésper using an agreed upon dilution schedule for the next $120.0 million contributed to Vésper beginning March 1, 2001. Due to the Company funding all equity capital needs of Vésper, the Company’s ownership interest in Vésper temporarily increased to 53.81%.

         During February 2001, the board of Vésper revised its business plan for 2001 and approved a series of actions, to be implemented as soon as possible, which included, among other things:

•	Reorganization of the lines of businesses into two distinct lines servicing corporate clients and residential clients;

•	Development of new product and services plans to meet the needs of its clients base and accelerate investments on data transmission;

•	Reduction of costs and incremental expenses at levels compatible with the present corporate structure. The restructuring actions included, among others, a better integration between Vésper Northeast and Vésper São Paulo, which was implemented during the first quarter of 2001. The Company believes that those restructuring actions will result in significant cost reductions going forward.

Investment plans have also been revised and Vésper will continue investing in its network and service offerings. According to the revised plan, costs related to these investments will be financed by their respective suppliers and capital contributions by the Vésper shareholders.

         Vésper Restructuring. On November 9, 2001, the Company, BCI, Qualcomm, and the Vésper vendors entered into a Subscription and Shareholder Agreement (the “Shareholders Agreement”) for Vésper Holding, Ltd. Vésper Holding, Ltd., under the terms of the Shareholders Agreement and the Restructuring Agreement (as defined below), owns, directly or indirectly, all of the shares of Vésper. Effective November 13, 2001, Vésper entered into a restructuring agreement (the “Restructuring Agreement”) between itself, its shareholders and its vendors. The restructuring resulted in a reduction of over $1 billion in debt on Vésper’s balance sheet. The Vésper vendors were paid approximately $135 million in exchange for the cancellation of all amounts owing under the credit agreements and warrants to purchase 6.8% of Vésper Holding, Ltd. Also, under the terms of the Restructuring Agreement, approximately $346.3 million in new equity is to be contributed to Vésper (approximately $60.3 million of which had been funded prior to closing, approximately $135.0 million of which was funded at closing and approximately $151.0 million of which is committed (by Qualcomm) to Vésper Holding, Ltd. on an as needed basis). The Company had funded to Vésper approximately $26.9 million prior to closing and funded approximately $53.1 million to Vésper Holding, Ltd. at closing. The Company does not expect to, and is not committed to, fund any additional amounts into Vésper or Vésper Holding, Ltd. After completion of the restructuring and according to the terms of the Shareholders Agreement, in which the existing shareholders of Vésper exchanged all shares in Vésper into shares in Vésper Holding, Ltd., the Company has a 24.63% ownership interest in Vésper Holding, Ltd. This ownership interest could be diluted to 21.72% if the vendors exercise warrants received in the restructuring. Also, the Company’s ownership percentage could be diluted further if management exercises stock options and an additional $20.0 million may be invested directly into Vésper Holding, Ltd. by the Company’s shareholders at the shareholders’ option.

         In connection with the Vésper restructuring, the supply agreements were terminated as a condition precedent to the closing of the restructuring. Thus, Vésper is no longer committed to acquire the total of $1,070.0 million of equipment and services as originally required under the vendor agreements.

         In connection with the Vésper restructuring, the company’s ownership interest in Vento was contributed to Vésper for nominal consideration. As such, the Company has written off its investment in Vento as of September 30, 2001 given the asset has no value.

         Sale of VeloCom Argentina and Odecar S.A. Subsequent to December 31, 2000, the Company made a strategic business decision to engage in, and began, discussions with a number of parties regarding a potential sale, joint venture or reorganization of VeloCom Argentina. As of December 31, 2000, no impairment was deemed necessary. Due to the collapse of negotiations with strategic investors, the Company recognized an impairment on VeloCom Argentina’s assets prior to September 30, 2001 totaling approximately $25.2 million. On October 11, 2001 the Company sold VeloCom Argentina for $1 to an unrelated third party. The Company sold its 85% owned subsidiary Odecar S.A. to the same group on December 5, 2001 for a three-year $240,000 note receivable. The Company had recognized an impairment with respect to its investment in Odecar S.A. of $1.8 million at September 30, 2001. The 24 equal principal payments are due beginning in January 2003. The note bears interest at 10% on the unpaid principal balance and is due the first of every month. The Company has reflected VeloCom Argentina and Odecar S.A.’s results of operations and net assets as discontinued operations, in accordance with APB Opinion No. 30 “ Reporting the Results of Operations- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” and Emerging Issues Task Force Issue No. 95-18, “Accounting and Reporting for Discontinued Business Segment When the Measurement Date Occurs after the Balance Sheet Date but before the Issuance of Financial Statements” for all periods presented in the accompanying financial statements.

         Operating results and financial position of the discontinued operations are summarized below. The results for 1999 reflect the activity from October 1 to December 31, 1999 as VeloCom Argentina was acquired September 27, 1999.

	December 31,	December 31,	September 30,
	1999	2000	2001

			(unaudited)
Current assets	$836	$1,902	$1,230

Non-current assets	48,043	75,134	28,980

Total assets	$48,879	$77,036	$30,210

Current liabilities	$7,720	$30,026	$29,834

Non-current liabilities (deferred taxes)	12,535	12,065	—

Stockholders’ equity	28,624	34,945	376

Total liabilities and stockholders’ equity	$48,879	$77,036	$30,210

	For the Period	For the Year	For the Nine
	From Inception to	Ended	Months Ended
	December 31,	December 31,	September 30,
	1999	2000	2001

			(unaudited)
Revenue	$—	$2,113	$4,081

Operating expenses	—	(9,653)	(8,244)

Selling, general and administrative expense	(2,010)	(10,426)	(6,076)

Depreciation and amortization expense	(303)	(4,542)	(6,271)

Other	18	(572)	(408)

Net Loss	$(2,295)	$(23,080)	$(16,918)

         Exchange Agreement. On October 19, 2001, the Company entered into an exchange agreement (the “Exchange Agreement”) with Qualcomm, the holder of all of the outstanding indebtedness of the Company under the Loan Agreement (Note 6). Per the Exchange Agreement, the amount of indebtedness totaled $174.8 million. This amount was the balance due at August 3, 2001, when the Company and Qualcomm signed a memorandum of understanding (the “MOU”), which amended the terms of the Loan Agreement to terminate the accrual of interest and fees after August 3, 2001. The MOU was effective until the restructuring of Vésper. If a successful restructuring of Vésper had not occurred, the MOU would have been terminated and the Company would have owed Qualcomm the additional interest and fees associated with the Loan Agreement. Thus, the Company continued to accrue interest and fees on the Loan Agreement until the date it was terminated. The Company will recognize a gain of approximately $140.8 million on the exchange for financial reporting purposes. Qualcomm also held 2.5 million shares of the Company’s Series B preferred stock. Under the terms of the Exchange Agreement, Qualcomm forgave $118.7 million of amounts owed under the Loan Agreement and then exchanged the remaining amount of the loan, $56.1 million, and the 2.5 million shares of Series B preferred stock for 590.1 million shares of a newly-issued Series E preferred stock of the Company. This represents, in the aggregate, 49.9% of the outstanding capital stock of the Company on an as-converted basis. The Loan Agreement was terminated with the signing of the Exchange Agreement. The Exchange Agreement was subject to approval from the Federal Trade Commission, the approval of which was received on November 29, 2001.

         As a result of the forgiveness of a portion of the Qualcomm convertible loan and the exchange of the remaining balance outstanding under the Qualcomm convertible loan for Series E preferred stock of the Company, the Company will realize an approximately $118.7 million gain on cancellation of indebtedness for tax purposes. Because the Company was insolvent as defined in Section 108(d)(3) of the US Internal Revenue Code at the date of cancellation, such gains were not required to be recognized in taxable income. Instead, such gains will first be offset by existing net operating loss carryforwards. The remainder will reduce the Company’s tax basis in other long-term assets or investments in its subsidiaries (and equity affiliates) and is not expected to result in taxes currently payable.

         Series E Preferred Stock. In connection with the Exchange Agreement, the Company created a newly-issued series of preferred stock, Series E. In the event of any dividend and distribution, the amounts will be divided as follows: a) holders of the Series E preferred stock will receive 100% of the first $56.1 million, b) then the holders of the Series A, Series B, Series C and Series D preferred stock (the “Series Preferred Stock”) will receive 100% of the next $56.3 million, c) then, the holders of the Series E preferred and the Series Preferred Stock will receive amounts equal to their respective ownership percentages on an as converted basis until the Series E preferred shareholders have received total distributions of $189.8 million, d) then, holders of the Series Preferred Stock will receive 100% of all distributions until the Series Preferred Stock holders have received total distributions $284.8 million, and e) thereafter, the holders of the Series E preferred and the Series Preferred Stock will receive amounts equal to their respective ownership percentage on an as converted basis.

         The redemption dates were amended for the Series Preferred Stock as follows: the Company is obligated to redeem: (1) 33 1/3% of the then-outstanding shares of Series A preferred stock, the Series B preferred stock, Series C preferred stock and Series D preferred stock on January 26, 2008, (2) 50% of the then-outstanding shares of Series A preferred stock, the Series B preferred stock, Series C preferred stock and Series D preferred stock on January 26, 2009, and (3) all remaining shares of Series A preferred stock, the Series B preferred stock, Series C preferred stock and Series D preferred stock on January 26, 2010.

         The preferred stock is convertible into shares of common stock based upon the conversion price multiplied by the number of shares being converted. As a result of the issuance of the Series E preferred stock and the resulting application of the Anti-dilution Formulas, the Series A conversion price shall be $0.693025, the Series B conversion price shall be $1.126818, the Series C conversion price shall be $1.683770 and the Series D conversion price shall be $0.303052.

         Liquidity and Capital Resources. As a result of the restructuring discussed above, the Company has no committed or planned funding obligations with respect to its subsidiaries or affiliates. Thus, the Company believes its remaining cash is sufficient to fund its expected future corporate overhead expenses through at least early 2003.